Exhibit 10.1

FIFTH AMENDMENT TO Loan AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO Loan AND SECURITY AGREEMENT (this “Amendment”) is made and entered into as of December 21, 2012, by and among INTRICON CORPORATION, a Pennsylvania corporation, INTRICON, INC. (formerly known as Resistance Technology, Inc.), a Minnesota corporation, INTRICON TIBBETTS CORPORATION (formerly known as TI Acquisition Corporation), a Maine corporation, and INTRICON DATRIX CORPORATION (formerly known as Jon Barron, Inc.) (d/b/a Datrix), a California corporation (each, a “Borrower”; collectively, the “Borrowers”), and THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation (the “Bank”).

RECITALS:

A.                  The Borrowers and the Bank are parties to a certain Loan and Security Agreement dated as of August 13, 2009, as amended by a First Amendment dated as of March 12, 2010, as further amended by a Second Amendment dated as of August 12, 2011, as further amended by a Third Amendment dated as of March 1, 2012 and as further amended by a Fourth Amendment dated as of August 6, 2012 (as so amended, the “Loan Agreement”). All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

B.                  The Borrowers have requested that the Bank amend certain provisions of the Loan Agreement, and the Bank has agreed to so amend the Loan Agreement upon the terms and subject to the conditions set forth in this Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the nature, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.                      Delivery of Documents. At or prior to the execution of this Amendment, and as a condition precedent to the effectiveness of this Amendment, the Borrowers shall have satisfied the following conditions and delivered or caused to be delivered to the Bank the following documents each dated such date and in form and substance satisfactory to the Bank and duly executed by all appropriate parties:

(a)                 This Amendment, duly executed by the Borrowers.

(b)                 An Acknowledgment and Agreement Regarding Subordinated Indebtedness, in substantially the form attached, duly executed by each holder of Subordinated Debt.

(c)                 With respect to each Borrower, a copy of the resolutions of the Board of Directors of such Borrower authorizing the execution, delivery and performance of this Amendment certified as true and accurate by an officer of such Borrower, along with a certificate of such officer which (i) certifies that there has been no amendment to either the Articles of Incorporation or the Bylaws of such Borrower since true and accurate copies of the same were last delivered and certified to the Bank, and that said Articles of Incorporation or the Bylaws remain in full force and effect as of the date of this Amendment, (ii) identifies each officer of such Borrower authorized to execute this Amendment and any other instrument or agreement executed by such Borrower in connection with this Amendment, and (iii) sets forth specimen signatures of each officer of such Borrower referred to above and identifies the office or offices held by such officer.

(d)                 The Bank shall have received (i) an amendment fee in the amount of $5,000, which fee shall be non-refundable when paid and wholly earned when received; and (ii) reimbursement for its legal fees and other expenses as described in Section 8 hereof.

(e)                 Such other documents or instruments as the Bank may reasonably require.

Section 2.                      Amendments.

(a)                 Borrowing Base. The definition of “Borrowing Base Amount” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Borrowing Base Amount” shall mean:

(a)        an amount equal to eighty percent (80%) of the net amount (after deduction of such reserves and allowances as the Bank deems proper and necessary in the exercise of its commercially reasonable judgment) of all Eligible Accounts of all Borrowers; plus

(b)        the lesser of (i) an amount equal to fifty percent (50%) of the lower of cost or market value (after deduction of such reserves and allowances as the Bank deems proper and necessary in the exercise of its commercially reasonable judgment) of all Eligible Inventory of all Borrowers, and (ii) Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00).

(b)                 Equipment Advance Rate. The definition of “Equipment Advance Rate” set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety.

(c)                 Term Loan Definition. The definition of “Term Loan” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Term Loan” shall have the meaning set forth in Section 2.2 hereof.

(d)                 Term Loan Provisions. Subparts (a), (b) and (c) of Section 2.2 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

“(a)        Term Loan. On or about August 13, 2009, in accordance with the terms of this Agreement, the Bank made a term loan (the “Term Loan”) to the Borrowers in the original principal amount of $3,500,000. On or about August 12, 2011, in connection with the Second Amendment to this Agreement, the outstanding principal balance of the Term Loan was increased to $4,000,000. As of December 20, 2012, the outstanding principal balance of the Term Loan was $2,750,000, and on December 21, 2012, in connection with the Fifth Amendment to this Agreement, the outstanding principal balance of the Term Loan was increased to $4,000,000. The obligation of the Borrowers to pay the principal of, and interest on, the Term Loan shall continue to be evidenced by the Term Note. The Term Loan shall be used by the Borrowers solely for the purposes of (i) refinancing certain Capital Expenditures and other expenses incurred prior to December 21, 2012 in connection with Borrowers’ business relationship with United Healthcare and (ii) to the extent of any excess proceeds of the Term Loan, financing their working capital requirements and general corporate purposes. The Term Loan may be prepaid in whole or in part at any time subject to Section 2.2(e), but shall be due in full on the Term Loan Maturity Date, unless the credit extended under the Term Loan is otherwise accelerated, terminated or extended as provided in this Agreement.

(b)        Term Loan Interest and Payments. Except as otherwise provided in this Section 2.2(b), the principal amount of the Term Loan outstanding from time to time shall bear interest at the applicable Term Interest Rate. Accrued and unpaid interest on that portion of the principal balance of the Term Loan outstanding from time to time which is a Base Rate Loan, shall be due and payable monthly, in arrears, commencing on December 31, 2012 and continuing on the last day of each calendar month thereafter, and on the Term Loan Maturity Date. Accrued and unpaid interest on those portions of the principal balance of the Term Loan outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Term Loan Maturity Date. From and after maturity, or after the occurrence and during the continuation of an Event of Default, interest on the outstanding principal balance of the Term Loan, at the option of the Bank, may accrue at the Default Rate and shall be payable upon demand from the Bank.

(c)        Term Loan Principal Payments. The outstanding principal balance of the Term Loan shall be repaid in equal quarterly installments of $250,000, payable on the last day of each calendar quarter, commencing with the calendar quarter ending December 31, 2012, and the remaining unpaid principal of the Term Loan, together with all accrued and unpaid interest thereon, shall be due and payable on the Term Loan Maturity Date. Principal amounts repaid on the Term Note may not be borrowed again.”

(e)                 Compliance Certificate. Section 8.13 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“8.13        Covenant Compliance Certificate. The Borrowers shall, contemporaneously with the furnishing of the annual and quarterly financial statements pursuant to Sections 8.8(a) and 8.8(b), deliver to the Bank a duly completed compliance certificate (in substantially the form attached hereto as Exhibit 8.13), dated the date of such financial statements and certified as true and correct by an appropriate officer of each Borrower, containing a computation of each of the financial covenants set forth in Section 10 and stating that no Borrower has become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it.”

(f)                  Financial Covenants. Section 10 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Section 10.        FINANCIAL COVENANTS.

10.1        [Intentionally omitted]

10.2        Funded Debt to EBITDA. As of each of the measurement dates set forth in the chart below, the Borrowers and their respective consolidated Subsidiaries shall maintain a ratio of (a) consolidated Funded Debt as of such date minus the aggregate collected cash balance in Deposit Accounts of the Borrowers maintained with the Bank as of such date to (b) consolidated EBITDA (the “Leverage Ratio”) for the period of twelve (12) consecutive calendar months then-ended, of not greater than the amount set forth opposite such measurement date in the chart below:

Measurement Date	Maximum Leverage Ratio
December 31, 2012	3.00 to 1.00
March 31, 2013	3.25 to 1.00
June 30, 2013	3.25 to 1.00
September 30, 2013	3.25 to 1.00
December 31, 2013 and the last day of each calendar quarter ending thereafter	3.00 to 1.00

10.3        Fixed Charge Coverage. As of each of the measurement dates set forth in the chart below, for the period of twelve (12) consecutive calendar months then-ended, the Borrowers and their respective consolidated Subsidiaries shall maintain a ratio (the “Fixed Charge Coverage Ratio”) of (a) the total of consolidated EBITDA for such period, minus the sum of all income taxes paid in cash by the Borrowers on a consolidated basis, minus all Capital Expenditures of the Borrowers made during such period which are not financed with Funded Debt, minus that portion of the aggregate cash payments made by the applicable Borrower(s) in respect of the Subject Agreements and Applicable Agreements during such period that was not deducted as an expense in arriving at Net Income for such period, plus (or minus), to the extent not included as income or gain (or deducted as an expense or loss) in arriving at Net Income for such period, cash received (or paid) on or before July 31, 2012 from dividends (or capital calls) related to Tibbetts’ 50% interest in the joint venture Global Coils (for the avoidance of doubt, it is understood and agreed that the proceeds from Tibbetts’ divestiture of its interest in Global Coils shall in no event be included in the calculation of the Fixed Charge Coverage Ratio) to (b) the sum for such period of (i) Interest Charges paid in cash, plus (ii) regularly scheduled payments made (and, without duplication, payments required to be made) in respect of principal of Funded Debt (including the Term Loan, but excluding the Revolving Loans), plus (iii) all cash dividends and distributions paid or declared in respect of Capital Securities of the Borrowers, of not less than the amount set forth opposite such measurement date in the chart below:

Measurement Date	Minimum Fixed Charge Coverage Ratio
December 31, 2012	1.15 to 1.00
March 31, 2013	1.10 to 1.00
June 30, 2013 and the last day of each calendar quarter ending thereafter	1.15 to 1.00

10.4        Capital Expenditures. The Borrowers shall not incur Capital Expenditures in an amount greater than (a) $3,000,000 in the aggregate in Borrower’s fiscal year ending December 31, 2012, or (b) $2,500,000 in the aggregate in Borrower’s fiscal year ending December 31, 2013 or any fiscal year ending thereafter.”

(g)                 Form of Compliance Certificate. Exhibit 8.13 to the Loan Agreement is hereby replaced with Exhibit 8.13 attached hereto.

Section 3.                      Representations; No Default. Each Borrower represents and warrants that: (a) such Borrower has the power and legal right and authority to enter into this Amendment and has duly authorized the execution and delivery of this Amendment and other agreements and documents executed and delivered by such Borrower in connection herewith, (b) neither this Amendment nor the agreements contained herein contravene or constitute an Unmatured Event of Default or Event of Default under the Loan Agreement or a default under any other agreement, instrument or indenture to which such Borrower is a party or a signatory, or any provision of such Borrower’s Articles of Incorporation or Bylaws or, to the best of such Borrower’s knowledge, any other agreement or requirement of law, or result in the imposition of any lien or other encumbrance on any of its property under any agreement binding on or applicable to such Borrower or any of its property except, if any, in favor of the Bank, (c) no consent, approval or authorization of or registration or declaration with any party, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of this Amendment or other agreements and documents executed and delivered by such Borrower in connection herewith or the performance of obligations of such Borrower herein described, except for those which such Borrower has obtained or provided and as to which such Borrower has delivered certified copies of documents evidencing each such action to the Bank, (d) no events have taken place and no circumstances exist at the date hereof which would give such Borrower grounds to assert a defense, offset or counterclaim to the obligations of such Borrower under the Loan Agreement or any of the other Loan Documents, (e) there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which such Borrower may have or claim to have against the Bank, which might arise out of or be connected with any act of commission or omission of the Bank existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by the Notes (as defined in the Loan Agreement), and (f) no Unmatured Event of Default or Event of Default has occurred and is continuing under the Loan Agreement.

Section 4.                      Affirmation; Further References. The Bank and each Borrower acknowledge and affirm that the Loan Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Loan Agreement (except as amended by this Amendment) and of each of the other Loan Documents shall remain unmodified and in full force and effect. All references in any document or instrument to the Loan Agreement are hereby amended and shall refer to the Loan Agreement as amended by this Amendment.

Section 5.                      Merger and Integration; Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into it all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment, shall control with respect to the specific subjects hereof and thereof.

Section 6.                      Severability. Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 7.                      Successors. This Amendment shall be binding upon the Borrowers, the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Bank and to the respective successors and assigns of the Bank.

Section 8.                      Costs and Expenses. Each Borrower agrees to reimburse the Bank, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel for the Bank) incurred in connection with the Loan Agreement, including in connection with the negotiation, preparation and execution of this Amendment and all other documents negotiated, prepared and executed in connection with this Amendment, and in enforcing the obligations of the Borrowers under this Amendment, and to pay and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment.

Section 9.                      Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 10.                  Counterparts; Digital Copies. This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to this Amendment may execute any such agreement by executing a counterpart of such agreement. A facsimile or digital copy (pdf) of this signed Amendment shall be deemed to be an original thereof.

Section 11.                  Release of Rights and Claims. Each Borrower, for itself and its successors and assigns, hereby releases, acquits, and forever discharges Bank and its successors and assigns for any and all manner of actions, suits, claims, charges, judgments, levies and executions occurring or arising from the transactions entered into with Bank prior to entering into this Amendment whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect which such Borrower may have against Bank.

Section 12.                  Governing Law. This Amendment shall be governed by the internal laws of the State of Minnesota, without giving effect to conflict of law principles thereof.

Section 13.                  No Waiver. Nothing contained in this Amendment (or in any other agreement or understanding between the parties) shall constitute a waiver of, or shall otherwise diminish or impair, the Bank’s rights or remedies under the Loan Agreement or any of the other Loan Documents, or under applicable law.

[Remainder of page intentionally blank;

signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

BORROWERS:	INTRICON CORPORATION, a Pennsylvania corporation

	By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

INTRICON, INC. (formerly known as Resistance Technology, Inc.), a Minnesota corporation

	By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

INTRICON TIBBETTS CORPORATION (formerly known as TI Acquisition Corporation), a Maine corporation

	By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

INTRICON DATRIX CORPORATION (formerly known as Jon Barron, Inc.) (d/b/a Datrix), a California corporation

	By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

BANK:	THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation

	By	/s/ Seth Hove
Seth Hove, Associate Managing Director